                                LICENSE AGREEMENT

        This License Agreement, effective upon the date of last signature herein
(the "Effective Date"), by and between The Penn State Research Foundation
(hereinafter referred to as "PSRF"), a non-profit corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania and having an office at 304 Old Main, University Park, PA 16802, and DNAPrint Genomics Inc, a
corporation organized under the laws of the State of Florida (hereinafter referred to as "LICENSEE"), having its principal office at 900 Cocoanut Avenue,
Sarasota, Florida 34236.

                                   WITNESSETH

        WHEREAS, Dr. Mark Shriver, employee of The Pennsylvania State University
(the "UNIVERSITY"), in the course of basic research, has collected certain human
DNA samples and certain subjectively measured and self-reported biogeographical ancestry and ethnicity data, eye color, hair color & skin color pigmentation data, and sun exposure history information relating to said samples ("SAMPLES &
TECHNICAL INFORMATION", as defined hereinbelow), filed as The Pennsylvania State
University Invention Disclosure No. XXXX-XXXX, and is described in Appendix B attached herein below;

        WHEREAS, PSRF is dedicated to fostering and advancing scientific research within the Commonwealth of Pennsylvania and, in particular, within the
UNIVERSITY and is responsible for developing discoveries and inventions made by employees of the UNIVERSITY by evaluating invention disclosures, pursuing patents, and pursuing licensing arrangements thereon;

        WHEREAS, PSRF is the owner of said SAMPLES & TECHNICAL INFORMATION and has the right to grant licenses;

        WHEREAS, LICENSEE wishes to collaborate with the UNIVERSITY and to perform further internal research and development on the SAMPLES & TECHNICAL
INFORMATION, as part of its effort to develop commercial products in the FIELD that will be related to, rely on, using, incorporating and/or referencing the
SAMPLES & TECHNICAL INFORMATION;

        WHEREAS, LICENSEE wishes to obtain and PSRF is willing to grant a license to said SAMPLES & TECHNICAL INFORMATION under the terms and conditions as set forth herein;

        NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                             ARTICLE I - DEFINITIONS

        For purposes of this License Agreement, the following words and phrases shall have the following meanings:

        1.1 "LICENSEE" shall be DNAPrint Genomics Inc..

        1.2 "FIELD" shall mean the research, development and commercialization of genomic informational kits for purposes of identifying eye colors, hair colors, skin pigmentation, skin response to burn, for uses in forensics and prenatal diagnostic.

        1.3 "TERRITORY" shall mean the countries in which PATENT RIGHTS shall apply.

        1.4 "PATENT RIGHTS" shall mean any and all pending and issued U. S. and foreign counterparts of patent application filed and prosecuted pursuant to
Article 6; and all pending and issued renewals, continuations, divisions, and/or reissues of such application or foreign counterparts filed and prosecuted pursuant to Article 6, as a result of LICENSEE's collaboration with the
UNIVERSITY and the LICENSEE's internal research, development and commercialization of LICENSED PRODUCT(s) relating to, relying on, using, incorporating and/or referencing SAMPLES & TECHNICAL INFORMATION.

        1.5 "SAMPLES & TECHNICAL INFORMATION" shall mean certain human DNA samples and certain subjectively measured and self-reported biogeographical ancestry and ethnicity data, eye color, hair color & skin color pigmentation data, and sun exposure history information relating to said samples, and is described in
Appendix B attached herein below.

        1.6 "LICENSED PRODUCT" shall mean any process, product or part thereof, or use of a product or part thereof, which is researched and developed from, relating to, relying on, using, incorporating and referencing SAMPLES &
TECHNICAL INFORMATION, and/or which is covered in whole or in part by at least one unexpired claim of PATENT RIGHTS in the country in which any such process, product or part thereof is made, used, or sold.

        1.7 "NET SALES" for LICENSED PRODUCT shall mean: (1) the revenue derived from the sale, lease, transfer or consignment of LICENSED PRODUCT by LICENSEE to independent third parties less the following amounts: (i) all normal and customary discounts in the trade (i.e. cash discounts, volume discounts and rebates); and (ii) credits or allowances actually granted upon claims or returns; each determined in accordance with generally accepted accounting principles consistently applied.

                            ARTICLE II - THE LICENSE

        2.1 Subject to any preexisting rights, if any, of the Government of the
United States created by the use of Government funding, PSRF hereby grants to
LICENSEE an exclusive right and license in the TERRITORY for the FIELD, without right to sublicense, to SAMPLES & TECHNICAL INFORMATION and PATENTS RIGHTS and

to the extent not prohibited by other patents, to collaborate with the
UNIVERSITY and to research, develop, make, have made, use, lease, and sell
LICENSED PRODUCTs for the term set forth herein, unless this License Agreement shall be earlier terminated according to the terms and conditions contained herein. Said SAMPLES & TECHNICAL INFORMATION shall be made available to LICENSEE within XXXXX days from the Effective Date of this Agreement.

        2.2 PSRF reserves the rights for itself and the UNIVERSITY to use SAMPLES &
TECHNICAL INFORMATION and to practice under the PATENT RIGHTS for their own research and educational purposes, including, without limitation, any new information, methods and compositions developed, whether patentable or not, as a result of the use of SAMPLES & TECHNICAL INFORMATION by the collaborative efforts and LICENSEE's internal research efforts contemplated under this
Agreement.

        2.3 LICENSEE agrees that LICENSED PRODUCTs leased or sold in the United
States will be manufactured substantially in the United States. Certain PATENT
RIGHTS resulted from federally-supported research, and their assignment is governed by the applicable provisions of the Federal funding agreements, including the 35 USC Chapter 18 (the "Bayh-Dole Act"), 37 CFR Part 401.

        2.4 The license rights granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise to any technology owned or controlled by PSRF which is not specifically set forth herein.

        2.5 Except as set forth in Paragraph 2.2 above, the LICENSEE by acceptance of granted said license rights hereunder shall not be construed to confer any rights to PSRF, the UNIVERSITY or any of either's agents, employees or other collaborators by implication, estoppel or otherwise to any technology owned, controlled, licensed or otherwise obtained by LICENSEE and it's affiliates, successors, sub-licensees, joint venture partners or other business partners yet to be defined or controlled in part or in whole by LICENSEE which is not specifically set forth herein.

                             ARTICLE III - PAYMENTS

        3.1 In partial consideration of the rights granted by this License
Agreement, LICENSEE shall pay to PSRF a non-refundable, License Issue Fee of ten thousand one hundred and fifty dollars ($10,150.00 USD) upon execution of this
License Agreement. Said License Issue Fee shall be paid upon the Effective Date of this License Agreement.

        3.2 In addition to the foregoing License Issue Fee, LICENSEE shall pay PSRF a running royalty of twenty-five percent (25%) of NET SALES of LICENSED PRODUCTS within the field of skin pigmentation. Such running royalties shall be payable as provided in Paragraph 3.6.

        3.3 In the event that the running royalties paid on NET SALES in any calendar year do not reach the minimum amount set out below for such year,
LICENSEE shall pay an additional amount with the payment due for the period ending December 31 of such year, so that the total amount paid for such year shall reach such minimum amount:

                  Year One (2003)                    $2,500
                  Year Two (2004)                    $5,000
                  Year Three (2005)                  $10,000
                  Year Four (2006)                   $20,000
                  Year Five and after (2007-)        $40,000

        3.4 In addition to the foregoing License Issue Fee, Running Royalties and
Annual Minimum Royalties as set forth above in Paragraphs 3.1, 3.2 and 3.3,
LICENSEE shall pay PSRF Additional Running Royalties of three and a half percent
(3.5%) of NET SALES as defined herein for LICENSED PRODUCTS sold within the field of eye and hair pigmentation

        3.5 Payment of the royalties specified in Paragraphs 3.2 and 3.4 shall be made by LICENSEE to PSRF within thirty (30) days after June 30 and December 31 of each year during the term of this License Agreement covering the quantity of
LICENSED PRODUCTs sold by LICENSEE during the preceding calendar quarter. After termination or expiration of this License Agreement, a final payment shall be made by LICENSEE covering the whole or partial semi-annual period. Each semi-annual payment shall be accompanied by a written statement of NET SALES as described in Paragraph 5.2 hereunder.

        3.6 All payments due hereunder are expressed in and shall be paid by check payable in United States of America currency, without deduction of exchange, collection or other charges, to PSRF in University Park, PA or at such other place as PSRF may reasonably designate.

        3.7 For converting into United States dollars any payment accrued hereunder in the currency of any other country, the rate of exchange for the purchase of
United States dollars with such currency quoted by The Chase Manhattan Bank, New
York, New York, on the last business day of the payment period in question shall be used.

        3.8 No multiple royalties shall be payable because any LICENSED PRODUCTs, their manufacture, use, lease or sale are or shall be covered by more than one patent application, patent or certificate of registration licensed under this
License Agreement.

        3.9 All payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of 2% above the prime rate in effect at the Chase Manhattan Bank on the due date. The payment of such interest shall not foreclose PSRF from exercising any other rights it may have as a consequence of the lateness of any payment.

        3.10 LICENSEE's failure to make payments in accordance with this Article
III shall constitute a material breach or default and shall be grounds for termination of this License Agreement pursuant to Paragraph 14.3 hereof.

                         ARTICLE IV - MARKETING EFFORTS

        4.1 LICENSEE shall use reasonable efforts to diligently collaborate with the UNIVERSITY, perform further research and development on SAMPLES & TECHNICAL
INFORMATION, and bring one or more LICENSED PRODUCTS into the commercial market as soon as practicable, and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS throughout the term of this License Agreement.
Such efforts shall include, but not be limited to the following actions:

                (a) LICENSEE shall promptly genotype the speciments for genetic loci as part of LICENSEE's pigmentation battery;

                (b) within one (1) year from the Effective Date of this License
Agreement, LICENSEE shall have screened the SAMPLES & TECHNICAL INFORMATION against at least 200 single nucleotide polymorphism (SNP) loci and identified any statistical associations that may exist;

                (c) within two (2) years from the Effective Date of this License
Agreement, LICENSEE shall have shall have developed at least one (1)
prototype of LICENSED PRODUCT, given that significant statistical associations are found under 4.1 (b) above;

                (d) within three (3) years from the Effective Date of this License
Agreement, LICENSEE shall have optimized the prototype LICENSED PRODUCT and brought at least one (1) LICENSED PRODUCT to the commercial market;

                (e) publish and distribute a product circular for one or more LICENSED
PRODUCTs;

                (f) advertise in at least on major journal during the first year of the introduction of one or more LICENSED PRODUCTs and twice annually for five (5) years thereafter; and

                (g) market the LICENSED PRODUCTs with the same diligence as LICENSEE employs for comparable products marketed by LICENSEE.

        4.2 LICENSEE's failure to perform in accordance with Paragraphs 4.1 shall constitute a material breach or default and shall be grounds for termination of this License Agreement pursuant to Paragraph 14.4 hereof.

        4.3 In the event that LICENSEE in its sole discretion decides to market one or more LICENSED PRODUCTs in any country, then LICENSEE shall exert reasonable efforts to have such LICENSED PRODUCTs cleared for marketing by the responsible government agencies of that country requiring such clearance. Should LICENSEE terminate this License Agreement, LICENSEE agrees to assign its full right, title, and interest in and to such market clearance application, including all data relating thereto, to PSRF at no cost to PSRF.

                         ARTICLE V - REPORTS AND RECORDS

        5.1 LICENSEE shall keep and preserve, in accordance with generally accepted accounting principles and procedures, complete and accurate books, records and accounts containing all particulars that may be necessary for the purpose of showing the amounts payable to PSRF hereunder. Said books, records and accounts shall be kept at LICENSEE's principle place of business or the principle place of business of the appropriate division of LICENSEE to which this License
Agreement relates. Said books and supporting data shall be open, upon reasonable notice at all reasonable times and places during business hours for five (5)
years following the end of the calendar year to which they pertain, to the inspection of PSRF or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this License Agreement. Should such inspection lead to the discovery of a greater than ten (10%) discrepancy in reporting to PSRF's detriment, LICENSEE agrees to reimburse PSRF for the full cost of such inspection.

        5.2 LICENSEE shall, within thirty (30) days of June 30 and December 31, of each year, deliver to PSRF true and accurate reports, giving such particulars of the business conducted by LICENSEE during the preceding calendar quarter under this License Agreement as shall be pertinent to a royalty accounting hereunder.
These reports shall be duly signed by an authorized signatory of LICENSEE on behalf of LICENSEE and shall include at least the following:

        (a) number and type of LICENSED PRODUCTs manufactured and sold by LICENSEE;

        (b) total billings for LICENSED PRODUCTs sold by LICENSEE;

        (c) listing of applicable deduction as provided in paragraph 1.6 hereinabove; and

        (d) total royalties due.

        5.3 With each such report submitted, LICENSEE shall pay to PSRF the royalties due and payable under this License Agreement. If no royalties shall be due, LICENSEE shall so report.

        5.4 LICENSEE shall use the royalty reporting sheet attached hereto as
Appendix A, or a substantial equivalent, to fulfill the royalty and reporting requirements of this Article V.

                      ARTICLE VI - PATENT RIGHTS OWNERSHIP,
                           PROSECUTION AND MAINTENANCE

        6.1 Ownership of PATENT RIGHTS. PSRF and LICENSEE shall be joint owners and joint named assignees of all PATENT RIGHTS filed, prosecuted and maintained as a result of LICENSEE's collaboration with the UNIVERSITY and LICENSEE's research and development work relating to, relying on, using, incorporating and referencing SAMPLES & TECHNICAL INFORMATION.

        6.2 Responsibility for Patent Prosecution. LICENSEE shall apply for, seek prompt issuance of, and maintain the PATENT RIGHTS during the term of this
Agreement. The prosecution, filing and maintenance of patent applications and patents which issue therefrom shall be the primary responsibility of LICENSEE, or its designee, but PSRF shall be given the opportunity and reasonable time, but not to exceed thirty (30) days from receipt of said patent applications, to review and comment upon the breadth and coverage of said patent applications.
During the patent preparation, prosecution and maintenance process, PSRF shall have reasonable opportunities to advise LICENSEE to ensure that said PATENT
RIGHTS adequately address the needs and desires of PSRF. LICENSEE shall provide to PSRF copies of all correspondences to and from the law firm designated by
LICENSEE and all communications to and from patent offices relevant to the filing, prosecution and maintenance of PATENT RIGHTS.

        6.3 U.S. Patent Filings. LICENSEE shall be responsible for all reasonable and ordinary fees and external costs relating to the filing, prosecution, maintenance and defense of U.S. provisional and non provisional applications and resulting patents, pursuant to the conditions set forth herein. LICENSEE shall promptly provide to PSRF copies of invoices for all such expenses.

        6.4 International Patent Filings. LICENSEE understands and agrees that the primary responsibility for the filing, prosecution, maintenance and costs of all foreign patent filings shall be LICENSEE's. LICENSEE shall consult PSRF no later than three (3) months before applicable bar dates, as to the foreign countries in which it wishes to continue to seek patent protection. Payment of all fees and costs relating to the filing, prosecution, maintenance and defense of said foreign patent rights shall be the direct responsibility of LICENSEE, provided
PSRF is kept reasonably informed and given advance estimates where practical.
LICENSEE shall promptly provide to PSRF copies of invoices for all such expenses.

        6.5 Patent Expense Reimbursement. LICENSEE may retain up to fifty percent
(50%) of NET SALES as defined in Paragraph 1.7 to reimburse for patent expenses as outlined in Paragraphs 6.3 and 6.4 above.

        6.6 Abandonment. In the event LICENSEE decides not to financially support, or to continue prosecution of a patent application to issuance, or to maintain any United States or foreign patent application within the PATENT RIGHTS,
LICENSEE shall timely notify PSRF in writing in order that PSRF may continue said prosecution or maintenance of such intellectual property at its own expense. LICENSEE's right under this License Agreement to any claims contained within the PATENT RIGHTS for any country in which LICENSEE does not continue prosecution or maintenance in accordance with Paragraph 6.3 or 6.4 above shall immediately terminate upon failure of LICENSEE to pay costs hereunder, but only for the applicable country or countries.

        6.7 Grounds for Material Breach. LICENSEE's failure to make payments in accordance with Paragraph 6.3 and 6.4, together with its failure to notify PSRF of its intention to abandon PATENT RIGHTS under Paragraph 6.6, shall constitute a material breach or default and shall be grounds for termination of this
License Agreement pursuant to Article XII hereof.

                  ARTICLE VII - INFRINGEMENT AND OTHER ACTIONS

        7.1 LICENSEE and PSRF shall promptly provide written notice, to the other party, of any alleged infringement by a third party of any patent licensed hereunder under PATENT RIGHTS and provide such other party with any available evidence of such infringement.

        7.2 During the term of the License Agreement, LICENSEE shall have the initial right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the PATENT RIGHTS. In furtherance of such right, LICENSEE hereby agrees that PSRF may join LICENSEE as a party in any such suit, without expense to PSRF. Such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary, final disposition of the suit may be entered into without the consent of PSRF, which consent shall be timely given and not unreasonably be withheld. LICENSEE agrees to keep PSRF reasonably informed as to the status of any such action and to provide copies to PSRF, upon request by PSRF, of any papers or information relevant to the prosecution of any such action. LICENSEE shall timely inform PSRF of any offer for settlement presented by a third party for any such action and LICENSEE shall consider
PSRF's input in deciding whether or not to accept any such settlement offer. The total cost of any such action, commenced or defended solely by LICENSEE, shall be borne by LICENSEE, which shall keep any recovery or damages derived therefrom.

        7.3 If within six (6) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify PSRF at any time prior thereto of its intention not to bring suit against any alleged infringer in the TERRITORY for the FIELD, then, and in those events only, PSRF shall have the right, but not the obligation, at its own expense and utilizing counsel of its choice, to prosecute any infringement of, and/or defend any challenge to, the PATENT RIGHTS, and LICENSEE may, for such purposes, join PSRF as a party plaintiff; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary, final disposition of the suit may be entered into without the consent of LICENSEE, which consent shall be timely given and not unreasonably be withheld. PSRF agrees to keep LICENSEE reasonable informed as to the status of any such action and to provide copies to LICENSEE, upon request by LICENSEE, of any papers or information relevant to the prosecution of any such action. PSRF shall timely inform LICENSEE of any offer for settlement presented by a third party for any such action and PSRF shall consider LICENSEE's input in deciding whether or not to accept any such settlement offer. The total cost of any such action commenced or defended solely by PSRF shall be borne by PSRF, which shall keep any recovery or damages derived therefrom.

        7.4 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the PATENT RIGHTS shall be brought against LICENSEE,
PSRF, at its option, shall have the right, within (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

        7.5 In any infringement suit as either party may institute to enforce the
PATENT RIGHTS pursuant to this License Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

        7.6 With the written express consent of PSRF, LICENSEE, during the exclusive period of this License Agreement, shall have the right in accordance with the terms and conditions herein to sublicense any alleged infringer in the
TERRITORY for the FIELD for future use of the PATENT RIGHTS. Any upfront fees as part of such a sublicense shall be shared equally between LICENSEE and PSRF;
other royalties shall be treated per Article III.

                         ARTICLE VIII - INDEMNIFICATION

        8.1 LICENSEE shall at all times during the term of this License Agreement and thereafter, indemnify, defend and hold PSRF, its trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the use or reliance on SAMPLES & TECHNICAL INFORMATION, or the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCTs or arising from any obligation of LICENSEE hereunder.

        8.2 Prior to the first commercial sale of a LICENSED PRODUCT, LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance which shall protect LICENSEE and PSRF with respect to events covered by Paragraph 8.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Pennsylvania, shall list PSRF as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to PSRF prior to any cancellation or material change thereof.
The limits of such insurance shall not be less than One Million Dollars
($1,000,000) per occurrence with an aggregate of Three Million Dollars
($3,000,000) for personal injury or death, and One Million Dollars ($1,000,000)
per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage. LICENSEE shall provide PSRF with Certificates of Insurance evidencing the same.

        8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LICENSE AGREEMENT,
PSRF, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO
REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED,
INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A
PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE
ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS
LICENSE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN
BY PSRF THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT
INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL PSRF, ITS
TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL
OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO
PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER PSRF SHALL BE ADVISED, SHALL
HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

                          ARTICLE IX - EXPORT CONTROLS

        9.1 It is understood that PSRF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control
Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States
Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. PSRF neither represents that a license shall not be required nor that, if required, it shall be issued.

                          ARTICLE X - NON-USE OF NAMES

        10.1 LICENSEE shall not use the names or trademarks of Penn State, PSRF, or any of their employees, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from
PSRF, in each case, except that LICENSEE may, without prior written consent, state that it is licensed by PSRF, under one or more of the patents and/or applications comprising the PATENT RIGHTS.

             ARTICLE XI- PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

        11.1 Any payment, notice or other communication pursuant to this License
Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified or registered first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party as follows:

In the case of THE PENN STATE RESEARCH FOUNDATION:

                                       10

                           President
                           The Penn State Research Foundation
                           c/o Intellectual Property Office
                           113 Technology Center
                           University Park, PA  16802-7000
                           Phone:   814-865-6277
                           Fax:     814-865-3591

In the case of LICENSEE:

                           DNAPrint Genomics Inc.
                           900 Cocoanut Avenue
                           Sarasota, Florida 34236
                           Phone:   941-366-3400
                           Fax:     941-952-9770

                            ARTICLE XII - ASSIGNMENT

        12.1 This License Agreement shall not be assignable by either party without the prior written consent of the other party except to a successor in ownership of all or substantially all of the business assets of a party hereto, and which successor shall expressly assume in writing the performance of all the terms and conditions of this License Agreement to be performed by the assigning party.

                        ARTICLE XIII - DISPUTE RESOLUTION

        13.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this License Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days, shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in
Pennsylvania and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either either the Centre County
Court of Common Pleas or in the United States District Court for the Middle
District of Pennsylvania, to whose jurisdiction for such purposes PSRF and
LICENSEE each hereby irrevocably consents and submits.

                                       11

        13.2 Notwithstanding the foregoing, nothing in this Article XIII shall be construed to waive any rights or timely performance of any obligations existing under this License Agreement.

                       ARTICLE XIV - TERM AND TERMINATION

        14.1 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months' notice to PSRF, and upon payment of all amounts due PSRF through the effective date of the termination.

        14.2 Financial Solvency of LICENSEE. LICENSEE agrees that as a part of its material inducement to PSRF to enter this License Agreement, it shall provide
PSRF with at least ninety (90) days written notice hereunder of its intent to file a petition in Bankruptcy, whether it be for a Chapter 7, 11, 13 or any other such petition. LICENSEE agrees and understands that PSRF has an obligation to University, a land grant institution under the Morrell Act, to license the
PATENT RIGHTS pursuant to terms and conditions which maximize the public benefit. PSRF shall have the right to immediately terminate this License
Agreement by giving written notice to LICENSEE, in the event LICENSEE does any of the following: a) provides notice hereunder of its intent to file (or does actually file without providing said notice) a petition in bankruptcy, b)
attempts to make an assignment hereof for the benefit of creditors, c)
discontinues or dissolves its business, or d) if a receiver is appointed for
LICENSEE.

        14.3 Financial Breach. In the event LICENSEE has breached its obligations to pay royalties or fees under Article III of this License Agreement, and/or fails to file royalty reports in accordance with Article V of this License
Agreement, (hereafter "Financial Breach") PSRF shall provide LICENSEE with written notice of said breach, and LICENSEE shall have a period of thirty (30)
days to cure said breach. In the event LICENSEE does not fully cure the breach within that thirty (30) day period, and fails within that thirty (30) days to commence mediation pursuant to Article XIII of this License Agreement alleging grounds for its non-payment thereof, this License Agreement shall be automatically terminated without further notice or action by PSRF.
Notwithstanding LICENSEE's rights to cure herein, in the event LICENSEE commits a Financial Breach more than two times within any calendar year within the term of this License, PSRF shall be entitled to give notice of breach which shall become effective immediately upon LICENSEE's receipt of said Notice, and for which LICENSEE shall not have any further right of "cure."

        14.4 Failure of Other Performance. Upon any material breach of performance under this License Agreement, by LICENSEE, other than those occurrences set out in Paragraphs 14.2 or 14.3 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph
14.4, PSRF shall have the right to terminate this License Agreement and the rights, privileges and license granted hereunder effective sixty (60) days after
PSRF first notifies LICENSEE of the alleged breach under the notice provisions contained in Article XIV of this License Agreement. As used in this License
Agreement, the term "Material Breach of Performance" shall include, but not be limited to the following: breach of due diligence provisions in Article IV, repeated inaccuracies of royalty reports, failure to notify PSRF of

                                       12

infringement, failure to assume duty to indemnify and defend, failure to provide adequate levels of insurance, and attempt to assign rights hereunder. Such termination shall become effective upon final notification by PSRF after the sixty (60) days, unless LICENSEE shall have fully cured any such material breach or default prior to the expiration of the sixty (60) day period. In the event of a dispute as to whether LICENSEE has cured the alleged breach, the matter shall be resolved pursuant to Article XIII of this License Agreement.

        14.5 Upon termination of this License Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles I, VIII,
IX, X, XV and paragraphs 14.5 and 14.6 shall survive any such termination.
LICENSEE may, however, after the effective date of such termination, sell all
LICENSED PRODUCTs, and complete LICENSED PRODUCTs in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE submit the reports required by Article V hereof.

                      ARTICLE XV - MISCELLANEOUS PROVISIONS

        15.1 Entire Agreement. This License Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations, or undertakings, either verbal or written, between the parties relating to the subject matter hereof.

        15.2 Amendment. This License Agreement may be amended only by a written agreement embodying the full terms of the amendment signed by authorized representatives of both parties.

        15.3 Severability. Should any provision of this License Agreement be held to be illegal, invalid or unenforceable, by any court of competent jurisdiction, such provision shall be modified by such court in compliance with the law and, as modified, enforced. The remaining provisions of this License Agreement shall be construed in accordance with the modified provision and as if such illegal, invalid or unenforceable provision had not been contained herein.

        15.4 No Strict Construction. The language used in this License Agreement shall be deemed to be the language chosen by both parties hereto to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of this License Agreement.

        15.5 Relationship of Parties. Nothing contained in this License Agreement shall be construed as creating a partnership, joint venture, agency or an association of any kind.

        15.6 No Waiver. The failure of one party hereto to enforce at any time any of the provisions of this License Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provision, rights or elections or in any way to affect the validity of this License Agreement, or excuse a similar subsequent failure to

                                       13

perform any such term or condition by the other party. Any waiver must be in writing.

        15.7 Interpretation. The headings of several sections contained herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this License Agreement.

        15.8 Governing Law. This License Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the
Commonwealth of Pennsylvania, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

        15.9 Product Marking. LICENSEE agrees to mark the LICENSED PRODUCTs sold in the United States with all applicable United States patent numbers. All LICENSED
PRODUCTs shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practices of the country of manufacture or sale.

                                       14

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused a duly authorized representative to execute this License
Agreement on the day and year set forth below.

DNAPRINT GENOMICS INC.
(LICENSEE)

By:                    _____________________________________
Name:                     __________________________________
Title:                  ____________________________________
Date:                    ___________________________________

THE PENN STATE RESEARCH FOUNDATION
(PSRF)

By:                    _____________________________________
Name:                     __________________________________
Title:                  ____________________________________
Date:                    ___________________________________

Read and understood:

By:                    _____________________________________
Name:                    ______Dr. Mark Shriver_____________
Title:                  ____________________________________
Date:                    ___________________________________

                                       15

                                   Appendix A
[COMPANY]/PSRF License Agreement Royalty Report for the Period ____________through__________

Instructions: Please fill in all boxes (write "none" if not applicable), and sign and date at bottom. All section numbers refer to the License Agreement.

Answer questions 1 and 2 (AND SIGN AND DATE AT BOTTOM) EVEN IF THERE HAS BEEN NO
ACTIVITY in reporting period.

1.  Number of transactions:         by [COMPANY]

Answer this section only if there has been Licensed Product/Process activity in reporting period.

                                                      Product or Process                Deductions
    Date of      Type of Transaction    By ______     Type (name and id     Total         per  __      Royalties   Customer Name and Address
  Transaction                                              number)         Billings    (specify type)    Due

_____________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________

Number of Royalty Report continuation sheets attached________

Total amount enclosed  $_______________

[COMPANY]

By:________________________________________________           Date:_______________________________________

Name and Title:______________________________________________________________________________________

                                       16

                                   Appendix A

Continuation sheet number _____to [COMPANY]/PSRF License Agreement Royalty
Report for the Period _____________ through ________________

Use this sheet if there are additional transactions to report.

                                                      Product or Process                Deductions
    Date of      Type of Transaction    By ______     Type (name and id     Total         per  __      Royalties   Customer Name and Address
  Transaction                                              number)         Billings    (specify type)    Due

_____________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________

_____________________________________________________________________________________________________________________________________________

                                       17

                                   Appendix B

Samples to be transferred to DNAPrint Genomics from the Laboratory for
Anthropological Genomics, at PSU for the purposes of Pigmentary Trait Gene
Identification

                  Population Samples for the Proposed Research
Geographic Location                 Biogeographical                Current # of
      PI(s)                        Ancestry/Ethnicity                Subjects

Centre County, PA                73% European-American, 27%             397
                                 assorted
Guerro, and Sonora Mexico        Three isolated groups; low             203
                                 levels of admixture

TOTAL                                                                   600

We have also collected pigmentation data and DNA on a total of 203 subjects from
Mexico. These subjects have been measured using the DermaSpectrometer at the inner arm, forehead, and hair. Questionnaire information includes self reported eye color, hair color and sun exposure history. Additionally, photographs of each subject are available for the objective estimation of eye color. DNA has been extracted from each subject and is available for transfer to DNAPrint. Each individual in this study gave informed consent prior to beginning the procedure, and this research was performed under the approval of the Pennsylvania State
University IRB (IRB #00M0525-A0) and Penn State General Clinical Research Center
General Advisory Committee.

We have also evaluated 397 individuals living in State College, Pennsylvania for constitutive skin color and a subset of these (n = 250) have been evaluated for solar response. All of the volunteers were adults (i.e. at least 18 years of age), with the average age of 24.5 years and a range of ages between 18 and 78 years. The sample included 244 females and 153 males. The majority of this sample can be divided into three groups, European-American (n = 289), Hispanic
(n = 45), and East Asian (n = 29), based on self reported ancestry. A subset of individuals from the larger sample were measured for responses to UVR;
European-American (n = 190), Hispanic (n = 45), and East Asian (n = 15). The
Hispanic group includes persons whose ancestry can be traced to Puerto Rico,
Colombia, Mexico, Honduras, Panama, and Guatemala. Each individual in this study gave informed consent prior to beginning the procedure, and this research was performed under the approval of the Pennsylvania State University IRB (IRB
#00M0558-A4) and Penn State General Clinical Research Center General Advisory
Committee.

The subjects in the State College sample have been assayed for a number of phenotypes including skin and hair pigmentation with both the DermaSpectrometer and the Microflash. Questionnaire information includes self reported eye color, hair color and sun exposure history. Digital facial photographs were taken and hair samples collected on most subjects. As noted above 250 of these subject participated in the skin response phase of the study.

                                       18